UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2013

RESOLUTE ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1675 Broadway, Suite 1950 Denver, CO		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 303-534-4600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Closing of Sale of Working Interests in Greater Aneth Field to NNOG

Resolute Energy Corporation (“Resolute”) today announced that it had closed the transfer of 5% of Resolute’s interest in Greater Aneth Field to Navajo Nation Oil and Gas Company (“NNOG”). Resolute and NNOG entered into a purchase and sale agreement in April 2012 pursuant to which NNOG exercised an option to purchase 10% of the interest owned by Resolute in Greater Aneth Field. This option was exercised for cash consideration of $100 million, including a $10 million performance deposit and subject to customary purchase price adjustments. The purchase and sale agreement provided that the transaction would be closed and paid for in two equal transfers of 5% each, scheduled for July 2012 and January 2013. The first of these two transfers was consummated on July 2, 2012 and Resolute received cash of approximately $45 million (including purchase price adjustments) for the 5% interest that was transferred at that time. The second of these transfers was consummated on January 18, 2013 and Resolute received approximately $48 million (including purchase price adjustments) for the 5% interest that was transferred at that time. Please refer to Resolute’s press release dated April 11, 2012, for further information on the transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2013

RESOLUTE ENERGY CORPORATION

By:	/s/ James M. Piccone
James M. Piccone President

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